Ex. 99.28(e)(1)(iii)

SECOND AMENDMENT TO
THE DISTRIBUTION AGREEMENT
BETWEEN PPM FUNDS AND
JACKSON NATIONAL LIFE DISTRIBUTORS LLC

This Amendment is made as of November 20, 2019 (the “Effective Date”) and amends Schedule A to the Distribution Agreement dated February 15, 2018 and amended and restated on September 18, 2019 (the “Agreement”) between PPM Funds, a Massachusetts business trust (the “Trust”) and Jackson National Life Distributors LLC (“JNLD”). All terms not otherwise defined herein shall have the same meanings ascribed in the Agreement.

Whereas, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has established several separate series of shares (each, a “Fund”), with each Fund having its own assets and investment policies;

Whereas, the Trust seeks to appoint JNLD to provide, and JNLD has agreed to provide, certain distribution services to the following new Funds of the Trust, effective upon execution or, if later, the date that initial capital for such Fund is first provided: 1) PPM Core Fixed Income Fund, and 2) PPM Investment Grade Credit Fund.

Now, therefore, it is hereby agreed as follows:

1.	Schedule A to the Agreement shall be deleted and replaced with the Amended and Restated Schedule A attached hereto.

2.	Except as expressly amended herein, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

PPM Funds

By: /s/ Mark Mandich
Name: Mark Mandich
Title: President and Chief Executive Officer

Jackson National Life Distributors LLC

By: /s/ Scott Golde
Name Scott Golde
Title: General Counsel

Amended and Restated
Schedule A

Effective November 20, 2019

List of Funds

PPM Core Fixed Income Fund
PPM Core Plus Fixed Income Fund
PPM Floating Rate Income Fund
PPM High Yield Core Fund
PPM Investment Grade Credit Fund
PPM Long Short Credit Fund
PPM Large Cap Value Fund
PPM Mid Cap Value Fund
PPM Small Cap Value Fund